Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts: Media	Investor Relations
Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1811	972-673-1850
kathleen.padula@microtune.com	investor@microtune.com

MICROTUNE NAMES JEFFREY A. KUPP CHIEF FINANCIAL OFFICER

Plano, TX, May 9, 2005—Microtune®, Inc. (NASDAQ: TUNE) announced today that Jeffrey A. Kupp has been appointed Vice President and Chief Financial Officer (CFO), effective May 9, 2005. Kupp will report to Microtune Chief Executive Officer and President James A. Fontaine.

Kupp, who was most recently CFO at Inet Technologies Inc., brings more than 18 years of experience in finance and administration to the company. At Inet, Kupp was responsible for accounting, finance, financial planning, treasury, investor relations, purchasing, integration and order administration. He helped make Inet an efficient organization and successfully addressed the requirements of Sarbanes Oxley. He played an instrumental role in the $500-million sale transaction of Inet to Tektronix, Inc. (NYSE: TEK).

“Jeff, with his extensive experience as a senior financial officer in the high-tech sector, brings quality leadership to our team,” said Fontaine. “His understanding of business and finance organizations will help us execute our plan to improve our financial performance and to grow our business both organically and non-organically. I am confident that his expertise will be invaluable to Microtune as we move to the next stage in our company’s development.”

“Working with the management team and employees, I look forward to building upon the solid foundation that already exists within the Microtune organization,” said Kupp. “Microtune has unique radio-frequency technology, a high-quality customer base, and a compelling opportunity to realize business success in the emerging digital markets. I am excited by the opportunity to help drive the company’s growth.”

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Before Inet Technologies, Kupp, 42, served as Vice President of Finance and CFO at IEX Corporation and CS Wireless Systems, Inc. He was also employed at DSC Communications, Inc. Kupp began his career in accounting at Ernst and Young (formerly Ernst and Whinney). He is a Certified Public Accountant. He holds a Bachelor of Arts degree in Accounting and Computer Science from Asbury College (Wilmore, KY) and a Masters of Business Administration degree from Cornell University (Ithaca, New York).

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner(TM) single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, upconverter and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds more than 40 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2005 Microtune, Inc. All rights reserved.